EXHIBIT 3.2(i)

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  SUPCOR, INC.

         The undersigned, President of Supcor, Inc. hereby certifies:

         That the Board of Directors of said corporation by unanimous written consent dated the 27th day of December, 2000, adopted a resolution to amend the original articles of incorporation as follows:

         SUPCOR, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of DELAWARE, DOES HEREBY CERTIFY:

         1. That Article FOUR of the Certificate of Incorporation be amended and, as amended, read as follows:

"FOURTH: The Corporation shall be authorized to issue the following shares:

         CLASS                   Number of Shares        Par Value

         Common                     25,000,000             $.001
         Preferred                   5,000,000             $.001

         The Corporation is authorized to issue Five Million (5,000,000) shares of Preferred Stock, $.001 par value per share, which shares of Preferred Stock may be issued in one or more series at the discretion of the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof."

         2. The number of shares of the corporation outstanding and entitled to vote on an amendment to the Article of Incorporation is 2,647,640; the said amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

         3. This Amendment shall be effective upon filing.


         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President, Richard Starke, this 27th day of December, 2000.

                                       SUPCOR, INC.

                                       By: /s/ Richard Starke
                                           ------------------
                                           Richard Starke, President


                                       By: /s/ James Season
                                           ----------------
                                           James Season, Secretary

                                        1